As filed with the Securities and Exchange Commission on February 14, 2006
Registration No. _______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________

EQUITEX, INC.
(Exact name of Registrant specified in its charter)

Delaware	84-0905189
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7315 East Peakview Avenue Englewood, Colorado	80111
(Address of Principal Executive Offices)	Zip Code

Equitex, Inc. 2005 Stock Option Plan
(Full title of the plans)
____________________

Henry Fong
President and Chief Executive Officer
Equitex, Inc.
7315 East Peakview Avenue
Englewood, Colorado 80111
(Name and address of agent for service)

(303) 796-8940
(Telephone number, including area code, of agent for service)

Copies to:

William M. Mower, Esq.
Ranga Nutakki, Esq.
Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center, 90 South 7th Street
Minneapolis, Minnesota 55402
Telephone (612) 672-8200
____________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value	1,400,000	$5.00 (2)	$7,000,000	$749
Total	1,400,000	$5.00 (2)	$7,000,000	$749

(1)
This Registration Statement is being filed to register 1,400,000 shares of common stock underlying the Equitex, Inc. 2005 Stock Plan. This Registration Statement shall cover any additional shares of common stock which become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of the Registrant’s common stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended (the “Act”). The offering price per share and aggregate offering price are based upon the average of the high and low prices of Equitex, Inc.’s common stock as quoted on the Nasdaq Capital Market on Friday, February 10, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a)
PROSPECTUS

This Registration Statement relates to two separate prospectuses.

Section 10(a) Prospectus: Items 1 and 2, from this page, and the documents incorporated by reference pursuant to Part II, Item 3 of this prospectus, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the ASecurities Act”).

Reoffer Prospectus: The material that follows Item 2, beginning on Page P-1 through P-24, up to but not including Part II of this Registration Statement, beginning on Page II-1, of which the reoffer prospectus is a part, constitutes a “reoffer prospectus,” prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of shares which are deemed to be “control securities” or “restricted securities” under the Securities Act that have been acquired by the selling securityholders named in the reoffer prospectus.

Item 1. Plan Information.

Equitex, Inc. (the “Registrant”) will provide each stockholder and each option holder (the “Recipient”) with documents that contain information related to the Registrant’s 2005 Stock Option Plan, which provides for its compensation shares and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement (the “Registration Statement”). The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives shares of common stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2. Registrant Information.

The Registrant will provide to the Recipient a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice. The statement will include the address and telephone number to which any requests for documents should be directed.

1

REOFFER PROSPECTUS

EQUITEX, INC.

1,400,000 Shares of Common Stock to be Offered and Sold by the Selling Securityholders

This reoffer prospectus relates to the reoffer and resale of shares of common stock of Equitex, Inc. by the selling securityholders for shares of common stock underlying the Equitex, Inc. 2005 Stock Option Plan held or to be issued as of the date of this reoffer prospectus. The selling securityholders will offer the shares from time to time at prevailing market prices. Equitex will not receive any of the proceeds from the offering, except for any proceeds from the cash exercise of options owned by the selling securityholders.

Our common stock trades on the Nasdaq Capital Market under the symbol EQTX. On February 10, 2006, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $5.00 per share.

We may amend or supplement this reoffer prospectus from time to time by filing amendments or supplements as required. You should read this entire reoffer prospectus and any amendments or supplements carefully before you make your investment decision.

An investment in the stock of Equitex involves a high degree of risk. The shares should only be purchased by persons who can afford a complete loss. See “Risk Factors” beginning on page P-9.

Neither the Securities and Exchange Commission nor any state securities commission has not approved or disapproved these securities or determined if this reoffer prospectus is truthful or complete. A representation to the contrary is a criminal offense.

The date of this Reoffer Prospectus is February 14, 2006

PROSPECTUS SUMMARY

This summary highlights certain information found in greater detail elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision. In addition, this prospectus summarizes other documents which we urge you to read. All references in this prospectus to “Equitex,” “we,” “us,” “our” or “our company” refer to Equitex, Inc. and our consolidated subsidiaries.

The Company

Equitex, Inc. was organized under the laws of the State of Delaware in 1983. From 1984 until January 4, 1999, we were a business-development company, a form of closed-end, non-diversified investment company, subject to the applicable provisions of the Investment Company Act of 1940. A business-development company generally must maintain 70% of its assets in new, financially troubled or otherwise qualified companies, known as investee companies, and offer significant managerial assistance to such investee companies. We primarily were engaged in the business of investing in and providing managerial assistance to developing companies that, in our opinion, had a significant potential for growth. On April 3, 1998, our stockholders authorized us to change the nature of our business and withdraw our election as a business-development company, which withdrawal became effective on January 4, 1999. Effective December 1, 2001, we acquired all the outstanding common stock of Chex Services, Inc. in exchange for 1,992,001 shares (332,000 shares post-split) of our common stock valued at $10,119,000, or $5.08 per share ($30.48 per share post-split), in a transaction accounted for as a purchase. Chex Services provides comprehensive cash access services to casinos and other gaming establishments.

In August 2002 we formed a new majority owned subsidiary, Denaris Corporation, to pursue opportunities in stored value card operations. In return for assigning our rights to certain notes receivable as well as the opportunity to acquire certain technological and other information from our subsidiary Key Financial Systems, Denaris Corporation agreed to pay Equitex $250,000 in the form of a promissory note as well as 5,000,000 shares of common stock of Denaris Corporation. As of December 1, 2005, Denaris Corporation had 6,510,000 shares of common stock outstanding. Accordingly, we owned approximately 77% of the outstanding common stock of Denaris Corporation as of such date.

On April 14, 2004, Chex Services, Inc. executed and delivered an Agreement and Plan of Merger with Seven Ventures, Inc., a publicly traded Nevada corporation, and Seven Ventures Newco, Inc., a Minnesota corporation and wholly owned subsidiary of Seven Ventures, Inc. Seven Ventures, Inc. had no business operations when the Agreement and Plan of Merger was executed. On June 7, 2004, the merger transaction was consummated. In the merger, Seven Ventures Newco, Inc. merged with and into Chex Services, Inc., with Chex Services surviving the merger as the wholly owned operating subsidiary of Seven Ventures, Inc. At the closing of the merger, we exchanged 100% of our equity ownership in Chex Services for 7,700,000 shares of common stock of Seven Ventures, Inc., representing approximately 93% of the outstanding common stock of Seven Ventures, Inc. immediately following the merger. On June 29, 2004, Seven Ventures, Inc. changed its name to FastFunds Financial Corporation (“FastFunds”). We presently own approximately 81% of the outstanding common stock of FastFunds. Since the merger, the sole business of FastFunds has been the conduct of the business of Chex Services, Inc.

At the closing of the merger, a bridge loan was consummated whereby Seven Ventures, Inc. (n/k/a FastFunds Financial Corporation) received $400,000 in exchange for the issuance of convertible promissory notes. The promissory notes are convertible into an aggregate of 4,000,000 shares of common stock of FastFunds, in stages, upon the satisfaction of certain criteria, including but not limited to: (1) the execution and delivery of a financial-services advisory agreement between FastFunds and a financial advisor (at which time 25% of the principal amount of the note became convertible); (2) identification of an independent director to serve as a director on the board of directors of FastFunds on and delivery to FastFunds of a list of potential suitable merger or acquisition candidates (at which time an additional 25% of the principal amount of the note became convertible); and (3) the execution and delivery of a definitive merger or acquisition agreement with a target entity having not less than $10,000,000 in revenue (at which time the remaining 50% of the principal amount of the note shall be convertible). As of the date of this prospectus, the note holders have converted $200,000 of the convertible promissory notes into 2,000,000 shares of FastFunds common stock as a result of their performance under criteria (1) and (2) above.

In May 2005, we entered into an agreement to acquire 100% of Digitel Network Corporation (“Digitel”), and National Business Communications, Inc. (“NBC”). Digitel’s wholly-owned subsidiaries are Platinum Benefit Group, Inc., Personal Voice, Inc. and Private Voice, Inc. Digitel, NBC and their subsidiaries (collectively the “Companies”) all of which are based in Clearwater, Florida. The Companies design, develop and market stored value card programs as well as personal voice mail products through their call center operations. In conjunction with their stored value card products, the Companies offer the Platinum Benefit Group premium service that includes vehicle roadside assistance, a prescription discount program, a dental care discount program, a registered nurse hotline and a family legal plan. The Companies also offer personal voice mail services through Personal Voice, Inc. and Private Voice, Inc. Finalization of this transaction is subject to completion of the schedules, exhibits and related contracts to the agreement, board of director approval, negotiation of certain promissory notes and any applicable stockholder approvals. Currently, the purchase price per the terms of the to-be-finalized agreement is $9 million; $5 million cash due at closing and two $2 million promissory notes.

Recent Developments

The following is a summary of recent developments regarding Equitex since the year ended December 31, 2004.

Merger Agreement with Hydrogen Power, Inc.

On September 13, 2005, Equitex entered into an Agreement and Plan of Merger and Reorganization (the “Agreement”) by and among Equitex, EI Acquisition Corp., a newly formed subsidiary of Equitex (“Merger Sub”), and Hydrogen Power, Inc. (“HPI”), through which (i) Merger Sub will merge with and into HPI, and (ii) HPI will be the surviving corporation to the merger and will become a wholly owned subsidiary of the Registrant.

Pursuant to the Agreement, Equitex will issue to the stockholders of HPI at closing of the merger, shares of its common stock in an amount equal to an aggregate of approximately 29% of Equitex’s common stock outstanding on such date, on a post-closing basis. Equitex shall also issue to the stockholders of HPI certain shares of its to-be-designated Series L Preferred Stock (the “Preferred Stock”). The Preferred Stock shall be convertible into common stock of the Registrant in three tranches, on the 180th, 270th and 360th day following closing of the merger, respectively; each tranche shall be convertible into 40% of the Registrant’s common stock outstanding on the respective date of conversion. The conversion of the Preferred Stock will be subject to the achievement by HPI of certain performance benchmarks, including HPI’s use of its hydrogen technology to develop prototype generators, with marketable value, for various micro and portable power applications and for various macro power applications such as fuel cells and internal combustion engines. The successful achievement of these benchmarks, and thus the conversion of the Preferred Stock, shall be determined by Equitex in its sole discretion.

After closing of the merger, the officers and directors of HPI will remain in their respective positions, with Equitex having the option to appoint one additional HPI director. HPI shall have the option to appoint one additional Equitex director.

As part of the Agreement, Equitex loaned to HPI an aggregate of $3,000,000. Equitex also agreed to use the proceeds from the exercise, if any, of certain existing Equitex warrants toward the development and exploitation of HPI’s technology.

Under the terms of the Agreement, we are also obligated to commence to monetize our holdings of the capital stock of FastFunds, whereby we agreed we will use the first $10 million (of which $5 million is to be used within 120 days after the closing of the Merger Agreement) of the net proceeds from such monetization towards the exploitation and commercialization of HPI’s intellectual property.

The closing of the merger is subject to the fulfillment of customary conditions, including receipt of stockholder approval from the stockholders of Equitex at a special meeting tentatively scheduled for the first quarter of 2006.

On October 31, 2005, Equitex entered into a First Amendment to Agreement and Plan of Merger and Reorganization (the “Amendment”) pursuant to which the Parties amended the terms of the Agreement. Pursuant to the Amendment, the Parties agreed to amend the Agreement to (i) allow for HPI to merge with and into the Merger Sub and for the Merger Sub to be the surviving entity and a wholly owned subsidiary of Equitex, (ii) to provide for voting rights to the holders of Equitex’s designated Series L Preferred Stock, (iii) to reflect the proposed entry by Equitex and one or more shareholders of HPI into a share exchange agreement whereby Equitex will issue to one or more shareholders of HPI an aggregate of 700,000 shares of the Registrant’s common stock in consideration of Equitex’s receipt of an aggregate of 850,000 shares of HPI common stock held by such shareholders, (iv) to adjust the Merger Consideration (as defined in the Agreement), and (v) to confirm an agreement between the parties that warrants to purchase the common stock of HPI held by certain shareholders of HPI will be exchanged, at the closing of the merger, for an equal number of warrants to purchase common stock of Equitex at an exercise price of $3.00 per share.

On November 22, 2005, we entered into a Second Amendment to Agreement and Plan of Merger and Reorganization (the “Second Amendment”) pursuant to which the Parties amended the terms of the Agreement to extend the termination date to February 15, 2006.

On December 5, 2005, Equitex entered into a Share Exchange Agreement with a shareholder of HPI pursuant to which it issued 700,000 shares of its common stock to the HPI shareholder in exchange for 850,000 shares of HPI common stock. Equitex offered and sold the securities in reliance on an exemption from federal registration under Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder.

On December 15, 2005, we entered into a Third Amendment to Agreement and Plan of Merger and Reorganization (the “Third Amendment”) pursuant to which the Parties amended the terms of the Agreement to provide that the Company’s required payment of $5,000,000 of the net proceeds from the monetization of FastFunds would be made within 45 days of closing of the merger, instead of 120 days, but that the Company could satisfy such payment from sources other than the monetization of FastFunds if such monetization was not complete within such 45 days.

On January 30, 2006, we entered into a Fourth Amendment to Agreement and Plan of Merger and Reorganization (the “Fourth Amendment”) pursuant to which the Parties amended the terms of the Agreement to extend the termination date of the Agreement to March 1, 2006.

Agreement to Sell Assets of FastFunds Financial Corporation

On December 22, 2005, FastFunds entered into an asset purchase agreement pursuant to which FastFunds agreed to sell certain assets of Chex Services, Inc., a wholly owned subsidiary, for $14 million in cash to Game Financial, Inc., a subsidiary of Certegy, Inc. (the “Chex Agreement”). The Company, which owns approximately 81 percent of Fast Funds’ outstanding capital stock, agreed to guaranty FastFunds’ obligations under the purchase agreement. Additionally, the Company has entered into a voting agreement pursuant to which it has agreed to vote its shares of FastFunds stock in favor of the sale. Following the completion of the transaction, which is subject to various closing conditions, FastFunds will no longer have any ongoing business operations, but will become a public reporting shell company. As a result, subsequent to the sale of certain assets by Chex Services, Inc., we do not anticipate any revenue-generating operations until such time that the merger transaction with Hydrogen Power is effected and Hydrogen Power successfully implements its business plan.

On January 30, 2006, FastFunds issued Equitex 4,717,344 shares of its common stock in exchange for our conversion of an outstanding note of FastFunds payable to us in the aggregate amount of $3,905,961, with principal and interest. The shares issued to us were valued at $0.828 per share, which represented a 10% discount to the closing price of FastFunds common stock on the conversion date. As a result, our ownership in FastFunds increased to 12,417,344 shares, or approximately 81% of its outstanding common stock.

On January 31, 2006, FastFunds and Chex completed the asset sale pursuant to the Chex Agreement. Additionally, FastFunds and Chex entered into a Transition Services Agreement (the “Transition Services Agreement”) with Game Financial Corporation (“Game Financial”), pursuant to which FastFunds and Chex agreed to provide certain services to Game Financial to ensure a smooth transition of the sale of the cash-access financial services business. Equitex agreed to serve as a guarantor of FastFunds’ and Chex’s performance obligations under the Transition Services Agreement.

Private Placement

In a private-placement offering commenced in June 2005, Equitex has sold 362,666 units, each unit consisting of two shares of common stock and one three-year warrant to purchase an additional share of common stock at an exercise price of $5.50 per share. The purchase price per unit was $6.00, and resulted in aggregate proceeds of $2,175,996 out of which Equitex paid customary fees and expenses, including fees to brokers and consultants, totaling approximately $183,000. Equitex offered and sold the securities in reliance on an exemption from federal registration under Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder. The Company relied on this exemption and rule based on the fact that there were only 21 investors, all of whom were accredited investors and (i) either alone or through a purchaser representative, had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment, and (ii) we had obtained subscription agreements from such investors indicating that they were purchasing for investment purposes only. The securities comprising the units were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The disclosure about the private placement contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as permitted by Rule 135c under the Securities Act.

Settlement of Litigation with iGames Entertainment

Effective July 21, 2005, Equitex, together with Chex Services, Inc., the wholly owned operating subsidiary of our majority-owned subsidiary FastFunds, and Money Centers of America, Inc. (f/k/a iGames Entertainment, Inc.) entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) pursuant to which the parties agreed to resolve all pending litigation between them and release all claims related to such litigation. No party to the Settlement Agreement admitted any wrongdoing or liability related to the litigation. The litigation was dismissed with prejudice by the court on July 22, 2005.

Under the Settlement Agreement, Money Centers paid Chex Services $500,000 in September 2005. In addition, Money Centers issued to FastFunds a contingent warrant to purchase up to 500,000 shares of common stock of Money Centers at a purchase price of $0.50 per share. The warrant is not exercisable until Money Centers shall have achieved $1,000,000 in net income during a fiscal year.

Equitex, Chex Services and FastFunds are parties to an Indemnification Agreement dated April 14, 2004 (the “Indemnification Agreement”), pursuant to which Equitex agreed to indemnify Chex Services and FastFunds from all losses resulting from the litigation that was the subject of the Settlement Agreement. We are currently involved in discussions with both Chex Services and FastFunds about the manner in which we will satisfy our obligations under the Indemnification Agreement that have arisen by virtue of the settlement.

Exchange of Preferred Stock

On July 22, 2005, Equitex filed with the Delaware Secretary of State a Certificate of Designations of Rights and Preferences of the Series K 6% Convertible Preferred Stock, pursuant to which the Company designated a new class of preferred stock, Series K preferred stock, and defined the rights and preferences thereof. The holders of the Series K preferred stock are entitled to receive dividend rights and conversion rights, and a liquidation preference to all junior securities, including the common stock. Except as required by law, the holders of the Series K preferred stock do not have voting rights.

The Company is authorized us to issue up to 3,100 shares of Series K preferred stock, 3,055 shares of which were issued on August 25, 2005 in exchange for all of the Company’s then outstanding shares of Series G preferred stock and Series I preferred stock. The Series K preferred stock has a stated value of $1,000 per share and its holders are entitled to receive dividends at 6% per annum, payable in cash or common stock at the option of the Company. The Series K preferred stock is convertible, subject to certain limitations, into our common stock at the lesser of (i) $2.75 per share, subject to adjustment as provided in the Certificate of Designations, or (ii) 65% of the market price of our common stock for the five trading days prior to conversion; provided that, in the event that, during any 20 consecutive trading days, (a) the closing bid price of our common stock is equal to or greater than $5.50 per share and (b) the average daily trading volume of Equitex common stock is at least $100,000, the amount in clause (ii) above shall be 75% instead of 65%. Under certain circumstances, Equitex may redeem the Series K preferred stock for cash at a redemption price equal to 135% of the stated value plus accrued dividends. Equitex is required to redeem any outstanding Series K preferred stock on June 30, 2009.

Convertible Promissory Notes

On September 15, 2005, we entered into a Purchase Agreement with Pandora Select Partners, L.P. and Whitebox Hedged High Yield Partners, L.P., pursuant to which we borrowed an aggregate of $1,500,000 from such entities. In consideration of the loan, we issued two 10% Secured Convertible Promissory Notes, one in favor of Pandora Select Partners in the principal amount of $900,000 and the other in favor of Whitebox Hedged High Yield Partners in the principal amount of $600,000. The promissory notes are payable with interest only through December 15, 2005, at which time Equitex will be required to pay the remaining principal and interest in equal installments over 21 months. The principal balance on each of the notes, together with accrued interest thereon, is convertible at the option of the payee at a conversion rate of $5.50, subject to certain adjustments. We have the option to pay the notes in our common stock at a price per share equal to 85% of the average of the closing bid prices for the 20 consecutive trading days immediately prior to the payment date. Additionally, we have the option to convert the remaining balance under the notes upon the occurrence of certain events. In connection with the financing, we issued five-year warrants for the purchase of an aggregate of 125,000 shares of common stock at an exercise price of $6.00 per share to such lenders. As collateral for the notes, we pledged our 7,700,000 shares of FastFunds Financial Corporation common stock held at that time. The offer and sale of the convertible promissory notes and warrants (including underlying common stock) were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The disclosure about the private placement of securities contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as permitted by Rule 135c under the Securities Act.

As a holding company, from time to time we evaluate opportunities for strategic investments or acquisitions that would complement our current services and products, enhance our technical capabilities or otherwise offer growth opportunities. As a result, acquisition discussions and, in some cases, negotiations may take place and future investments or acquisitions involving cash, debt or equity securities or a combination thereof may result. Equitex, Inc. maintains its principal office at 7315 East Peakview Avenue, Englewood, Colorado 80111. You can reach us by telephone at (303) 796-8940.

The Offering

Common stock offered (1)	1,400,000 shares

Common stock outstanding before offering (2)	8,527,517 shares

Common stock outstanding after offering(3)	9,927,517 shares

Nasdaq Capital Market symbol	EQTX

(1) Includes 1,400,000 shares of common stock issuable pursuant to the Company’s 2005 Stock Option Plan

(2) Represents shares of our common stock outstanding as of February 1, 2006. Does not include (a) shares of our common stock reserved for issuance under various stock option agreements, including those issued under our Equitex, Inc. 1999 Stock Option Plan and the Equitex, Inc. 2003 Stock Option Plan, and certain additional options issued to certain directors and executive officers outside of these plans; or (b) shares of our common stock reserved for issuance under outstanding warrants not included in this registration statement.

(3)  Assumes the issuance of all common stock and exercise of all options included in footnote 1.

RISK FACTORS

Before deciding to invest in our common stock, you should carefully consider each of the following risk factors and all of the other information set forth in this prospectus. The following risks could materially harm our business, financial condition or future results. If that occurs, the trading price of our common stock could decline, and you could lose all or part of your investment.

RISKS ASSOCIATED WITH OUR COMPANY AND HISTORY:

We had a net loss in 2002, 2003 and 2004, as well as the nine-month period ended September 30, 2005, and there is no assurance we will be profitable in either 2005 or 2006.

We incurred a net loss of approximately $7.5 million (a net loss applicable to common stockholders of approximately $7.7 million) for the year ended December 31, 2004 as compared to a net loss of approximately $4.6 million (a net loss applicable to common stockholders of approximately $5.2 million) for the year ended December 31, 2003, and a net loss of approximately $4.3 million (a net loss applicable to common stockholders of approximately $4.4 million) for the year ended December 31, 2002. In addition, we recorded a net loss of approximately $8.1 million (a net loss applicable to common stockholders of approximately $8.5 million) for the nine months ended September 30, 2005. We anticipate further losses in the remaining quarter of 2005, and therefore we expect to have a net loss for the year ending December 31, 2005. There is also no assurance we will be profitable in the year ending December 31, 2006.

We have incurred significant expense as a result of our settlement of legal actions with iGames Entertainment relating to our prior attempt to cause Chex Services, Inc. to enter into a merger transaction with that company, and may incur future litigation expense as a result of our business and merger activities.

Prior to our sale of Chex Services, Inc. to Seven Ventures, Inc. (of which we hold approximately 81% of the outstanding common stock as of the date of this prospectus), we attempted, unsuccessfully, to enter into similar transactions with Cash Systems, Inc. and iGames Entertainment, Inc. Although we entered into definitive agreements with both Cash Systems anD iGames, we were unable to consummate transactions with either company.

We became involved in litigation arising in connection with the failures to consummate transactions with Cash Systems and iGames. The litigation with Cash Systems has been settled and is more fully described in our Annual Report on Form 10-K for the year ended December 31, 2004 which was filed with the SEC on April 15, 2005. The litigation with iGames was settled on July 21, 2005 pursuant to a settlement agreement among Equitex, iGames and Chex Services. The material terms of this settlement is more fully described in our Current Report on Form 8-K filed with the SEC on July 27, 2005. As a result of this settlement, we are required to indemnify Chex and the FastFunds from all losses resulting from the litigation that was the subject of the settlement pursuant to and Indemnification Agreement signed at the time of the Seven Ventures merger. We are currently involved in discussions with Chex and FastFunds about the manner in which we will satisfy our obligations under the Indemnification Agreement that have arisen by virtue of the litigation settlement.

In addition, we are involved in other litigation as described in our reports filed with the SEC.

We are subject to Sarbanes-Oxley and the reporting requirements of federal securities laws, which can be expensive.

As a public reporting company, we are subject to the Sarbanes-Oxley Act of 2002, as well as the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and other federal securities laws. The costs of compliance with the Sarbanes-Oxley Act will add significant cost to our preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, and furnishing audited reports to stockholders.

RISKS ASSOCIATED WITH OUR SECURITIES:

We may be unable to maintain our listing on The Nasdaq Capital Market, which failure could limit the ability of our stockholders to sell our common stock at prices and at times they believe appropriate.

Our common stock is currently traded on The Nasdaq Capital Market. In the past, however, we have received several letters from Nasdaq notifying us of failures to comply with Nasdaq’s continued listing requirements. Such letters were received in January 2005 and July 2004, and related to the failure of our common stock to maintain the minimum bid price of $1.00 per share that is required for continued listing. In each case, we ultimately regained compliance with the minimum bid price requirement.

Despite our renewed and current compliance with applicable Nasdaq listing criteria, we can provide no assurance we will continue to meet all of the required continued listing requirements to remain on The Nasdaq Capital Market. If for any reason our common stock is delisted from The Nasdaq Capital Market, our common stock would likely be quoted on either the electronic bulletin board or on the pink sheets. Securities quoted on the over-the-counter bulletin board and pink sheets are only rarely covered by securities analysts. In addition, these quotation and trading systems generally involve a slower flow of bid, ask and sales information and fewer market making broker-dealers, which factors typically result in lower prices for quoted securities. As a result, the delisting of our common stock from The Nasdaq Capital Stock Market would could make it more difficult for our stockholders to sell their shares of our common stock at times and at prices they believe appropriate.

The conversion of outstanding preferred stock and the exercise of options and warrants, at prices below the market price of our common stock could cause a decrease in the market price of our common stock.

On August 25, 2005, we issued 3,055 shares of Series K preferred stock in exchange for all of our previously outstanding Series G preferred stock and Series I preferred stock (for which there were approximately $3,055,000 in redemption value plus unpaid dividends). As of the date of this prospectus, 511 shares of our Series K preferred stock had been converted into 86,772 shares of our common stock leaving 2,544 shares of Series K preferred stock outstanding. The conversion of our outstanding preferred stock into a maximum of 1,006,528 shares of our common stock based on the 20% limitation, and the exercise of options and warrants into a maximum of 7,783,034 shares of our common stock at the currently applicable weighted-average exercise price of approximately $5.12 per common share, may be below the market price of our common stock at the time such securities are exercised and converted.

Depending on the market price of our common stock at the time of the conversion or exercise of these convertible securities, any issuance of common stock upon conversion or exercise at then-below-market prices may cause a decrease in the market price of our common stock.

Our stockholders may experience significant dilution upon the conversion of our outstanding preferred stock.

Our common stockholders may experience dilution from the conversion of our Series K preferred stock into a maximum of 1,006,528 shares of our common stock, representing approximately 12% of our currently outstanding common stock. The conversion price of our Series K preferred stock is the lesser of $2.75 or 65% of the market price of our common stock for the five trading days prior to conversion, subject to certain adjustments. This conversion feature allows holders of the preferred stock to purchase an increasing number of common shares as a result of decreasing market prices of our common stock. Nevertheless, the terms of our certificate of designation for Series K preferred stock and applicable Nasdaq Stock Market Marketplace Rules prevent us from issuing more than 1,368,300 shares of our common stock upon conversion of our Series K preferred stock without stockholder approval.

Since we cannot know the conversion price of the Series K preferred stock until notice of conversion has been provided by a holder, we cannot currently determine how many shares of common stock we will actually issue upon conversion of the preferred stock. The following table sets forth, for illustrative purposes only, the effect of increasing and decreasing stock prices on the conversion price per share and number of shares issuable upon conversion of the Series K preferred stock, based on the closing market price of our common stock ($4.88) on February 8, 2006.

Price per share of common stock	Conversion price of Series K preferred stock (1)	Aggregate number of shares of common stock convertible from all Series K preferred stock (2) (3)	Percentage of outstanding common stock (3) (4)
$5.00	$2.75	925,091	10.85%
$3.66 (5)	$2.38	1,069,357	12.54%
$2.44 (6)	$1.59	1,604,035	18.81%
$6.10 (7)	$2.75	925,091	10.85%
$7.32 (8)	$2.75	925,091	10.85%

(1)   The conversion price is 65% of the market price of our common stock if the market price per share is less than $5.50, and 75% of the market price of our common stock if the market price is more than $5.50 for 20 consecutive trading days (and certain other conditions related to trading volume are met), provided, however, that the conversion price cannot be higher than $2.75 per share.

(2)   Based on 2,544 shares of Series K preferred stock currently outstanding, having an aggregate stated value of $2,544,000.

(3)   The certificate of designation for the Series K preferred stock and applicable Nasdaq Stock Market Marketplace Rules prevent us from issuing more than 1,368,300 shares of our common stock upon conversion of our Series K preferred stock without the approval of our stockholders.

(4)   Based upon 8,527,517 shares of our common stock outstanding as of February 1, 2006.

(5)   Reflects a 25% reduction from the average closing price of $4.88.

(6)   Reflects a 50% reduction from the average closing price of $4.88.

(7)   Reflects a 25% increase from the average closing price of $4.88.

(8)   Reflects a 50% increase from the average closing price of $4.88.

RISKS RELATED TO THE BUSINESS OF OUR MAJORITY-OWNED SUBSIDIARY FASTFUNDS FINANCIAL CORPORATION:

FastFunds incurred a net loss in 2004 and 2003, as well as a net loss for the nine months ended September 30, 2005, and there is no assurance they will be profitable in 2005 or 2006.

For the year ended December 31, 2004, FastFunds incurred a net loss of approximately $4.8 million. Furthermore, as a wholly owned subsidiary of Equitex prior to the Merger, Chex Services (the current operating subsidiary of FastFunds) incurred a net loss of approximately $505,000 for the year ended December 31, 2003. In addition, FastFunds recorded a net loss of $3.9 million for the nine months ended September 30, 2005. We currently anticipate that further losses will occur during 2005, and therefore we expect FastFunds will have a net loss for the year ending December 31, 2005. There is also no assurance that FastFunds will be profitable in the year ending December 31, 2006.

The potential for losses related to returned checks is significant, and if such losses materialize they could materially and adversely affect the financial performance and operations of FastFunds.

Chex Services transacted approximately $213 million in check-cashing volume during 2004 and approximately $169 million in the first nine months of 2005. Chex Services charges operations for potential losses on returned checks in the period such checks are returned, since ultimate collection of these items is uncertain. Recoveries on returned checks are credited in the period when the recovery is received. Chex Services employs a full-time collections specialist and has systems in place to mitigate the amount of returned checks. Nevertheless, the potential for losses on returned checks is significant and actual losses could have a material negative impact on FastFunds’ financial condition and results of operations in any given period.

For its revenues, the business of Chex Services is highly dependent on check cashing, credit/debit card cash advances and ATM fees, any or all of which could be limited by state or federal regulation.

Chex Services’ revenues are mainly composed of fees charged to its customers for check cashing, credit card and ATM transactions. If federal or state authorities were to limit or ban fees charged for any or all of these services, Chex Services would suffer a significant decline in revenues that would have a material adverse effect on FastFunds’ business, growth, financial condition and results of operations. Moreover, neither we nor FastFunds has any control over regulations that may be imposed by federal or state authorities.

Chex Services’ business is subject to regulation by various tribal entities and related governmental agencies.

A majority of locations where Chex Services offers its services are on tribal lands. Chex Services is licensed at many of the locations where it operates by the local tribal authority and/or various state licensing organizations. All of the tribes operate under various compacts negotiated with the states where they are domiciled. The Bureau of Indian Affairs, a division of the U.S. Department of Commerce, oversees the regulatory aspects of these compacts. Tribal adherence to the applicable provisions of state compacts is beyond our control and the control of FastFunds. If a tribe were found to be violating the regulations of the state compact, its locations could be closed down. Any such closures could have a material adverse effect on our business, growth, financial condition and results of operations.

To fund check-cashing operations and growth, FastFunds and Chex Services materially rely on certain notes payable which are subject to repayment on 90 days’ demand.

FastFunds and Chex Services materially rely on debenture notes issued to private investors to operate its business and to fund its growth. These debenture notes are issued as obligations of Chex Services. As of September 30, 2005, Chex Services had debenture notes payable in the aggregate amount of approximately $11,156,000. There is no assurance that FastFunds and Chex Services will continue to be able to raise the necessary funds to support future growth through similar financing transactions. These debenture notes have a one-year term, but are cancelable (and thereby subject to repayment) by either party with 90 days notice. There is no assurance that FastFunds and Chex Services will be able to replace funds in the event of the non-renewal of a note or a cancellation notice. If in the future FastFunds and Chex Services are unable to rely on the debenture notes to finance their continued operations and growth, they may be forced to seek additional means of financing operations. There can be no assurance that any form of financing will be available to FastFunds and Chex Services on terms acceptable, if at all.

Additional financing could be sought from a number of sources, including but not limited to additional sales of equity or debt securities, loans from banks, and loans from affiliates of FastFunds or Equitex, or other financial institutions. No assurance can be given, however, that FastFunds will be able to sell any securities, or obtain any such additional financing when needed, or do so on terms and conditions acceptable or favorable to FastFunds, if at all. If financing is not available, they may be forced to abandon all or a material portion of their business plans or their entire Chex Services business, discontinue preparing and filing public disclosure reports with the SEC, or dissolve. If any additional financing is obtained, our equity ownership in FastFunds will likely be diluted.

Chex Services is a guarantor of certain debt of Equitex, and FastFund’s entire ownership of Chex Services is subject to a security interest securing such obligation. Furthermore, all of the assets of Chex Services are subject to a security interest for the same debt.

In March 2004, we issued $5 million of convertible promissory notes in favor of two financial institutions. The proceeds from the promissory notes were immediately thereafter loaned to Chex Services, which was a wholly owned subsidiary of Equitex at that time. These promissory notes carry a stated interest rate of 7% per annum and have a 45-month term. From April 2004 through June 2004, only interest payments on such promissory notes were due. Beginning in July 2004, principal and interest payments began to amortize over the remaining 42-month period. The promissory notes are collateralized, among other things, by all of the assets of Chex Services, and by the single share of Chex Services common stock owned by FastFunds. Accordingly, if we default on the obligations specified under the promissory notes, and if Chex Services cannot itself cure such defaults, FastFunds’ entire business could be lost.

FastFunds’ balance sheet contains certain material promissory notes receivable and advances, the collectibility of which cannot be assured.

Included among FastFunds’ balance sheet as of September 30, 2005, are promissory notes, advances and interest receivable whose carrying value aggregate to $955,188. These promissory notes and advances include $100,000 due from a customer of Chex Services (which is net of a reserve of $236,500 and is in the actual principal amount of $336,500); $205,000 due from Equitex 2000, Inc., an affiliate of Equitex; $485,936 936 due from an officer of Chex Services; and $45,461 due from various FastFunds employees. Interest receivable on all of these notes and advances is $119,331. Although FastFunds believes all of the notes will be collected, there can be no assurance that it will be able to collect any of these amounts.

There are currently outstanding convertible securities of FastFunds which, if converted or exercised, will substantially dilute our percentage ownership of FastFunds common stock.

FastFunds currently has outstanding securities convertible into or exchangeable for an aggregate of 6,651,148 shares of its common stock. In addition, the effective conversion and exercise prices for certain of these securities are significantly lower than the current market price of FastFunds’ common stock. If these securities are converted into or exchanged for FastFunds common stock, their issuance would have a substantial dilutive effect on our percentage ownership of FastFunds common stock.

Anti-dilution protections in favor of pre-Merger stockholders of and certain lenders to FastFunds may substantially dilute our percentage ownership of FastFunds common stock.

The Merger Agreement governing the Merger of Seven Ventures Newco, Inc. with and into Chex Services, Inc. and the acquisition of the Chex Services business by FastFunds contained an anti-dilution provision under which FastFunds agreed to issue additional shares of its common stock to (a) pre-Merger stockholders of FastFunds and (b) holders of certain convertible promissory notes (but only to the extent that such promissory notes become convertible in accordance with their terms), in the event FastFunds issues common stock or securities convertible into or exchangeable for common stock and whose proceeds are used to satisfy debt owed by Equitex and guaranteed by Chex (discussed above). In this regard, it is possible that additional shares of common stock will be issued pursuant to such anti-dilution protections. If such issuances occur, the dilutive effect upon our percentage ownership of FastFunds common stock would likely be substantial and material.

FastFunds’ common stock trades only in an illiquid trading market, which generally results in lower prices for their common stock.

Trading of FastFunds’ common stock is conducted on the over-the-counter bulletin board. This has an adverse effect on the liquidity of their common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and the lack of security analyst and media coverage of FastFunds and its common stock. These factors may result in lower prices for FastFund’s common stock than might otherwise be obtained, and could also result in a larger spread between the bid and asked prices for FastFunds common stock.

Chex Services operates at gaming establishments under written contracts whose material terms may not be enforceable.

Generally, Chex Services operates at gaming establishments pursuant to written contracts. Nevertheless, because many of the gaming establishments with whom Chex Services does business are located in Native American tribal lands, some or all of the material provisions of these contracts may not be enforceable due to the unwillingness of a tribe to provide a waiver of its sovereign immunity, limited or otherwise. Alternatively, the enforcement of an enforceable contract is likely to be much more costly if the contracting party is a tribe, due to a failure to waive sovereign immunity.

Chex Services faces intense competition for its products and services.

Chex Services competes with a number of companies in its market niche. Companies such as Game Financial Corporation, a subsidiary of Certegy, Inc., operating as GameCash, Global Cash Access, Inc., Cash Systems, Inc. and Americash offer full-service-booth check-cashing operations. In addition, Chex Services competes with Global Cash Access, Inc., Game Financial Corporation, Cash Access Systems, Inc., Cash & Win (through an alliance with Comerica Bank and NDC), Americash and Borrego Springs Bank for ala carte credit card cash advance systems and ATMs to the gaming and hospitality industries. Some of these companies are much larger and better financed than Chex Services. There can be no assurance that Chex Services will be able to compete successfully with these companies in its particular market niche.

As competition increases, there can be no assurance that Chex Services will be able to secure renewals of its existing contracts.

Chex Services operates its business at most locations through contracts negotiated with tribal authorities and other entities that typically last for one to five years. While Chex Services historically has had significant success in renewing these contracts for successive terms, there can be no assurance that future contract renewals will be successful and that Chex Services will be able to maintain its existing client base. In fact, we expect that Chex Services will have a more difficult time obtaining contract renewals in the future due to increasing competition. Chex Services’ failure to obtain a significant number of contract renewals could have a material adverse effect on FastFunds’ business, growth, financial condition and results of operations.

FastFunds’ future growth and success depends on the ability of Chex Services to obtain new customer contracts.

The future growth and success of FastFunds depends on the ability of Chex Services to continue expanding and developing its business through the execution of new contracts with casinos and other gaming establishments. To date, Chex Services has concentrated its efforts on Native American tribal casinos where it has significant market penetration. In order to continue its growth, Chex Services will likely be required to market its products to non-tribal casinos and other gaming establishments in larger traditional gaming markets. In this regard, Chex Services intends to market its new products (the “FastFunds” stored value card and the prepaid payroll card) to industries outside of the Native American gaming industry. Nevertheless, there can be no assurance that these efforts will be successful. The inability of Chex Services to penetrate these new markets could have a material adverse effect on FastFunds business, growth and results of operations.

FastFunds is dependent upon its management, and that of its subsidiaries, and may not be able to retain key employees.

FastFunds’ growth and profitability materially depend on its ability to retain key executives and managers, attract capable employees, and maintain and develop the systems necessary to operate its businesses, primarily the Chex Services business. The loss of any one or more of its key executives could have a material adverse effect on FastFunds’ business, growth, financial condition and results of operations.

Chex Services’ computer systems are subject to security risks, and if the security of such computer systems are compromised, the business and financial condition of FastFunds could be materially and adversely effected.

Chex Services currently maintains a website at www.fastfunds.com to promote and enhance its services and products, and to educate customers about its services and products. On a secure section of its website, Chex Services maintains proprietary application management software for use by its customers. Like most computer systems, Chex Services’ systems are subject to the risks of computer viruses and unauthorized individuals (hackers) obtaining access to and inadvertently or purposefully damaging such systems. FastFunds believes that the security and virus-detection controls and systems currently in place significantly reduce these risks. Nevertheless, if those systems were compromised, important data about Chex Services’ customers could be lost, stolen or made publicly available. In such an event, FastFunds may be exposed to liability from customers, may lose customers and may suffer significant damage to its business reputation. Any of these events could have a material and adverse effect on FastFunds’ business and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that are and will be incorporated by reference into this prospectus, contain forward-looking statements regarding our plans, expectations, estimates and beliefs. Forward-looking statements in this prospectus are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may” and other similar expressions. These forward-looking statements may include, among other things, projections of our future financial performance, our anticipated growth and anticipated trends in our businesses. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. Given that circumstances may change, and new risks to the business may emerge from time to time, having the potential to negatively impact our business in ways we could not anticipate at the time of making a forward-looking statement, you are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause our results to differ include those identified in this prospectus and in any applicable prospectus supplement under the section entitled “Risk Factors,” those discussed in the Annual Report on Form 10-K for our fiscal year ended December 31, 2004, and similar sections in the other documents incorporated into this prospectus by reference. We encourage you to read these sections and documents carefully.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders pursuant to this Prospectus. Of the 1,400,000 shares of common stock which may be offered pursuant to this reoffer prospectus, 1,400,000 shares underlie stock awards or stock options granted under our 2005 Plan. We will receive proceeds from the exercise of outstanding stock options assuming all 1,289,873 shares remaining for issuance under the 2005 Plan are awarded as stock options. The amount of such proceeds cannot be determined as of the filing of this registration statement as no option grants have been made. All proceeds, if any, from the exercise of these future options will be added to our working capital.

The selling securityholders will receive all proceeds from the sales of these shares, and they will pay any and all expenses incurred by them for brokerage, accounting or tax services (or any other expenses incurred by them in disposing of their shares).

SELLING SECURITYHOLDERS

Discussed below are the total number of shares of our common stock and the total number of shares of common stock assuming the exercise of all options owned by the selling securityholders and registered hereunder. Except as indicated, the selling securityholders are offering all of the shares of common stock owned by them or received by them upon the exercise of the options.

Because the selling securityholders may offer all or part of the shares of common stock currently owned or the shares of common stock received upon exercise of the options, which they own pursuant to the offering contemplated by this reoffer prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of options that will be held upon termination of this offering. The shares of common stock currently owned and the shares of common stock received upon exercise of the options or warrants offered by this reoffer prospectus may be offered from time to time by the selling securityholders named below.

Up to 1,400,000 shares of common stock issued pursuant to stock awards or the exercise of stock options by officers, directors, employees or consultants who are eligible to participate in the Equitex, Inc. 2005 Stock Option Plan (the “2005 Plan”) may be sold pursuant to this reoffer prospecuts. Eligibility to participate in the 2005 Plan is available to our officers, directors, employees and consultants, as well as the officers, directors, employees and consultants of any of our subsidiaries including their subsidiaries, as determined solely by the compensation committee of the board of directors. Assuming all 1,400,000 options underlying the 2005 Plan are exercised and not sold, the selling securityholders would be the beneficial owners of 13.9% of the outstanding shares of common stock (including the shares of common stock offered by this reoffer prospectus). The officers, directors, employees and consultants eligible to participate in the 2005 Plan are offering up to 1,400,000 shares of our common stock.

Of the 1,400,000 options eligible for grant pursuant to the 2005 Plan, 110,127 shares of common stock have been awarded as of the date of this prospectus. Information relating to individual selling securityholders for stock awards and options granted following the effective date of this prospectus will be included supplementally. The following table contains information for the selling securityholders offering 1,400,000 shares pursuant to the 2005 Plan.

Selling Securityholder (1)	Shares of common stock owned prior to this offering (2)	Percentage of outstanding common stock owned prior to this offering (3)	Shares of common stock received and to be received upon exercise of stock options and offered for selling security-holders’ account	Amount of common stock owned by security-holder after this offering (4)	Percentage of outstanding common stock owned upon exercise of stock options (3)(4)
Henry Fong (5)	345,589	4.0%	50,000	295,589	3.4%
James P. Welbourn (6)	79,305	0.9%	35,972	43,333	0.5%
George Connors (7)	57,189	0.7%	24,155	33,064	0.4%
Unnamed option holders	0	0.0%	1,289,873	0	0.0%
	482,083		1,400,000	371,986
____________
(1) The term “selling securityholder” as used throughout this prospectus includes donees, pledges, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other non-sale related transfer.

(2)  Includes shares of common stock that are issued or issuable upon exercise of options issued under the Equitex 2005 Stock Option Plan that are set forth in the table with respect to such selling securityholder. For purposes of the selling securityholder table and consistent with SEC rules, beneficial ownership includes any shares as to which a stockholder has sole or shared voting power or investment power, and also any shares which a securityholder has the right to acquire within 60 days of the date hereof, through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned does not constitute an admission on the part of the securityholder that he, she or it is a direct or indirect beneficial owner of those shares.

(3)  Based on 8,527,517 shares outstanding as of February 1, 2006.

(4) Assumes the sale of all of the shares of common stock offered by each selling Securityholders pursuant to this prospectus.

(5) Mr. Fong is the President, Treasurer and Chief Financial Officer of the Company. Includes 129,667 shares of common stock underlying options granted under our 2003 Stock Option Plan.

(6) Includes 43,333 shares of common stock underlying options granted under our 2003 Stock Option Plan.

(7) Includes 16,667 shares of common stock underlying options granted under our 2003 Stock Option Plan.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the individual selling securityholders. All costs, expenses and fees in connection with the registration of the shares of common stock offered will be borne by us. Brokerage commission and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling securityholders. Sales of shares of common stock may be effected by the selling securityholders from time to time in one or more types of transactions (which may include block transactions), in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Any of these transactions may or may not involve brokers or dealers. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling securityholders.

The selling securityholders may effect transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling securityholders and any broker-dealers that act in connection with the sale of shares of common stock might be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by those broker-dealers and any profit on the resale of the shares of common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling securityholders against liabilities, including liabilities arising under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of common stock against liabilities, including liabilities arising under the Securities Act.

Because the individual selling securityholders may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling securityholders that the anti-manipulative provisions of Regulation M issued under the Exchange Act may apply to its sales in the market.

The selling securityholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

After the selling securityholders notify us that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this reoffer prospectus will be filed, if required, under Rule 424(b) to the Securities Act, disclosing (a) the name of the selling securityholders and of the participating broker-dealer(s), (b) the number of shares of common stock involved, (c) the price at which those shares of common stock were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information contained or incorporated by reference in this reoffer prospectus and (f) other facts material to the transaction.

We are unable to predict the effect which sales of the shares of common stock offered by this reoffer prospectus might have upon our ability to raise further capital.

In order to comply with states' securities laws, if applicable, the shares of common stock will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares of common stock may not be sold unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and complied with.

Of the 1,400,000 shares of common stock which may be offered pursuant to this reoffer prospectus, 1,400,000 shares underlie stock awards or stock options granted under our 2005 Plan. We will receive proceeds from the exercise of outstanding stock options assuming all 1,289,873 shares remaining for issuance under the 2005 Plan are awarded as stock options. The amount of such proceeds cannot be determined as of the filing of this registration statement as no option grants have been made. All proceeds, if any, from the exercise of these future options will be added to our working capital.

Indemnification Provided in Connection with the Offering by the Selling Securityholders

None.

DESCRIPTION OF CAPITAL STOCK

Common stock

We are authorized to issue up to 50,000,000 shares of common stock, $.01 par value per share. As of February 1, 2006, 8,527,517 shares of common stock were outstanding. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock offered in the offering, when issued, will be fully paid and non-assessable.

Preferred Stock

Our preferred stock is so-called "blank check" preferred since our board of directors may fix or change the terms, including: (i) the division of such shares into series; (ii) the dividend or distribution rate; (iii) the dates of payment of dividends or distributions and the date from which they are cumulative; (iv) liquidation price; (v) redemption rights and price; (vi) sinking fund requirements; (vii) conversion rights; (viii) restrictions on the issuance of additional shares of any class or series. As a result, our board of directors are entitled to authorize the creation and issuance of up to 2,000,000 shares of preferred stock in one or more series with such terms, limitations and restrictions as may be determined in our board of director’s sole discretion, with no further authorization by our stockholders except as may be required by applicable laws or securities exchange listing rules.

The holders of shares of preferred stock have only such voting rights as are granted by law and authorized by the board of directors with respect to any series thereof. Our board of directors has the right to establish the relative rights of the preferred stock in respect of dividends and other distributions and in the event of the voluntary or involuntary liquidation, dissolution or winding up of our affairs as compared with such rights applicable to the common stock and any other series of preferred stock.

The effect of preferred stock upon the rights of holders of common stock may include: (i) the reduction of amounts otherwise available for payment of dividends on common stock to the extent that dividends are payable on any issued shares of preferred stock; (ii) restrictions on dividends on common stock if dividends on preferred stock are in arrears; (iii) dilution of the voting power of the common stock and dilution of net income and net tangible book value per share of common stock as a result of any such issuance, depending on the number of shares of common stock not being entitled to share in our assets upon liquidation until satisfaction of any liquidation preference granted to shares of preferred stock. It is not possible to state the effect that other series of preferred stock may have upon the rights of the holder of common stock until the board of directors determines the terms relating to those series of preferred stock.

Currently, we have the following series of preferred stock outstanding:

Series K 6% Convertible Preferred Stock. Each share of $0.01 par value Series K Stock has a stated value of $1,000 and is convertible into the Company’s common stock at a conversion price which is equal to the lesser of (i) $2.75 per share or (ii) 65% of the Market Price of the common stock (as defined in the Series K Certificate of Designation); provided that, in the event that, during any twenty (20) consecutive Trading Days, (a) the Closing Bid Price of the Common Stock is equal to or greater than $5.50 per share and (b) the average daily volume of the Company’s Common Stock traded is equal to or greater than $100,000, the amount in clause (ii) above shall be seventy-five percent (75%) instead of sixty-five percent (65%). The conversion of the Series K Stock is subject to certain conditions and limitations that are set forth in the Series K Certificate of Designation. The holders of the Series K Stock shall receive dividends equaling 6% per annum and receive a liquidation preference to all junior securities, including the common stock. Except as otherwise required by law, the holders of the Series K Stock do not have voting rights.

The board of directors has no present commitment, arrangement or plan that would require the issuance of shares of preferred stock in connection with an equity offering, merger, acquisition or otherwise except as follows:

Should the transaction be consummated for the acquisition of Hydrogen Power, Inc. as explained more fully in the Prospectus Summary beginning on page P-3, we would be obligated to issue an aggregate of 300,000 shares of Equitex’s to-be-designated Series L Preferred Stock, such amount divided in thirds between three sub-classes of the Series L Preferred Stock, the L-1 Preferred Stock (the “L-1”), the L-2 Preferred Stock (the “L-2”) and the L-3 Preferred Stock the “L-3”).

Hydrogen Power securityholders would collectively receive an aggregate of 100,000 shares of each of Equitex’s to-be-designated L-1, L-2 and L-3 Preferred Stock. The L-1, L-2 and L-3 Preferred Stock shall automatically convert into Equitex common stock in three ratable installments or tranches (each represented by the respective sub-class of the preferred stock) on the 180th, 270th and 360th day after the Effective Time of the Merger. Each automatic conversion of Series L Preferred Stock will result in an issuance of a number of shares of Equitex common stock equal to 40% of the Equitex common stock outstanding immediately prior to the conversion. Nevertheless, each automatic conversion of the Series L Preferred Stock will be subject to the achievement by Hydrogen Power of certain performance benchmarks, including Hydrogen Power’s use of its hydrogen technology to develop prototype generators with marketable value for various micro and portable power applications, and for various macro power applications such as fuel cells and internal combustion engines, in addition to a financing contingency. Equitex will in its sole discretion determine whether these benchmarks have been achieved.

We conduct substantially all of our operations through our subsidiaries. We are dependent upon the cash flow of our subsidiaries to meet our obligations, including our obligations under the convertible stock. As a result, the Series K preferred stock will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries with respect to the cash flow and assets of those subsidiaries.

EXPERTS

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon for us by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

The audited consolidated financial statements of Equitex, Inc. and subsidiaries incorporated herein by reference have been so incorporated in reliance upon the report of GHP Horwath, P.C., independent registered public accounting firm, given upon their authority as experts in auditing and accounting.

With respect to our unaudited financial statements incorporated into this prospectus by reference, our auditor has applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States). However, as stated in its separate reports included in our quarterly report on Form 10-Q for the quarter ended September 30, 2005, our quarterly report on Form 10-Q for the quarter ended June 30, 2005 and our quarterly report on Form 10-Q for the quarter ended March 31, 2005, and incorporated by reference into this prospectus, our auditor did not audit and they do not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on their reports on our interim financial information should be restricted. Our auditor is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on our unaudited interim financial information because those reports are not a “report” or a “part” of the Registration Statement of which this prospectus forms a part prepared or certified by our auditor within the meaning of Sections 7 and 11 of the Securities Act of 1933.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file electronically with the SEC are available to the public free of charge over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC, at prescribed rates, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our most current SEC filings, such as our annual, quarterly and current reports, proxy statements and press releases are available to the public free of charge on our Website. The address of our website is http://www.equitex.net. Our website is not intended to be, and is not, a part of this prospectus. We will provide electronic or paper copies of our SEC filings to any stockholder free of charge upon receipt of a written request for any such filing. All requests for our SEC filings should be sent to the attention of Investor Relations at Equitex, Inc., 7315 East Peakview Avenue, Englewood, Colorado 80111.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, including all filings made pursuant to the Exchange Act after the initial filing of the registration statement that contains this prospectus and before the effectiveness of this registration statement and the termination of the offering of our common stock pursuant to this prospectus:

•	Annual report on Form 10-K for the year ended December 31, 2004 (including information specifically incorporated by reference into our Form 10-K), as filed on April 15, 2005; and

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, as filed on May 19, 2005; and

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed on August 22, 2005; and

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as filed on November 21, 2005; and

•
Current Reports on Form 8-K filed on February 6, 2006, December 27, 2005, December 9, 2005, November 4, 2005, September 19, 2005, August 31, 2005, July 28, 2005, July 27, 2005, July 12, 2005, July 7, 2005, March 18, 2005, February 11, 2005 and February 1, 2005; and

•	Definitive Proxy Statement as filed on February 3, 2006.

•
The description of our common stock included under the caption “Securities to be Registered” in our Registration Statement on Form 8-A, dated July 21, 1983, including any amendments or reports filed for the purpose of updating that description; and

The information about us that is contained in this prospectus is not comprehensive and you should also read the information in the documents incorporated by reference into this prospectus. Information that we file later with the SEC and that is incorporated by reference into this prospectus will automatically update and supersede information in this prospectus. You can request a free copy of the above filings, or any filings subsequently incorporated by reference into this prospectus, by writing to us at Equitex, Inc., 7315 East Peakview Avenue, Englewood, Colorado 80111, Attention: Investor Relations; or telephoning us at (303) 796-8940.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Delaware General Corporation Law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

EQUITEX, INC.

1,400,000 Shares of Common Stock to be Offered and Sold by Selling Securityholders

February 14, 2006

____________________________________

REOFFER PROSPECTUS
____________________________________

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this reoffer prospectus. Any information or representations not herein contained, if given or made, must not be relied upon as having been authorized by Equitex. This reoffer prospectus does not constitute an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this reoffer prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of Equitex or that the information contained herein is correct as of any time subsequent to the date of this reoffer prospectus. However, in the event of a material change, this reoffer prospectus will be amended or supplemented accordingly.

Until ___________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments for subscriptions.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated into this Registration Statement by reference:

•	Annual report on Form 10-K for the year ended December 31, 2004 (including information specifically incorporated by reference into our Form 10-K), as filed on April 15, 2005; and

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, as filed on May 19, 2005; and

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed on August 22, 2005; and

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, as filed on November 21, 2005; and

•
Current Reports on Form 8-K filed on February 6, 2006, December 27, 2005, December 9, 2005, November 4, 2005, September 19, 2005, August 31, 2005, July 28, 2005, July 27, 2005, July 12, 2005, July 7, 2005, March 18, 2005, February 11, 2005 and February 1, 2005; and

•	Definitive Proxy Statement as filed on February 3, 2006; and

•
The description of our common stock included under the caption “Securities to be Registered” in our Registration Statement on Form 8-A, dated July 21, 1983, including any amendments or reports filed for the purpose of updating that description; and

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all shares offered hereunder have been sold or de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of Equitex's officers, directors, employees and agents against liabilities which they may incur in such capacities. A summarization of the circumstances in which such indemnifications provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to Equitex's best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys' fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of Equitex in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys' fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in Equitex's best interest and must not have been adjudged liable to Equitex unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of Equitex in which a director is adjudged liable to Equitex, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes Equitex to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to Equitex a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by Equitex.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under Equitex's Certificate of Incorporation, Bylaws, resolutions of its stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to Equitex to purchase and maintain insurance policies which protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by Equitex.

Article VII Section 9 of Equitex's Bylaws provides that Equitex shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. In addition, Equitex has entered into agreements with its directors indemnifying them to the fullest extent permitted by the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Equitex pursuant to the foregoing provisions, Equitex has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8.	Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

No.	Description

4.1	Equitex, Inc. 2005 Stock Option Plan (Filed herewith)

5.1	Opinion of Maslon Edelman Borman & Brand, LLP (Filed herewith)

15.1	Acknowledgment of Independent Certified Public Accountants, Gelfond Hochstadt Pangburn, P.C. (Filed herewith)

23.1	Consent of Independent Certified Public Accountants, Gelfond Hochstadt Pangburn, P.C. (Filed herewith)

23.2	Consent of Maslon Edelman Borman & Brand, LLP (See Exhibit 5.1)

24.1	Power of Attorney - Included on Signature Page

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(a)	(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on February 14, 2006.

Equitex, Inc.
(Registrant)

/s/ Henry Fong
Henry Fong
President, Treasurer and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Henry Fong, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Henry Fong Henry Fong	Principal financial and accounting officer and Director	February 14, 2006

/s/ Russell L. Casement Russell L. Casement	Director	February 14, 2006

/s/ Aaron A. Grunfeld Aaron A. Grunfeld	Director	February 14, 2006

/s/ Michael S. Casazza Michael S. Casazza	Director	February 14, 2006

/s/ Joseph W. Hovorka Joseph W. Hovorka	Director	February 14, 2006